EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Quarterly Results

TOWNSHIP OF WASHINGTON, N.J., Oct. 26, 2016 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $10.6 million, or $0.25 per basic (and $0.24 diluted) common share, for the three months ended September 30, 2016.  Net income was $12.6 million, or $0.31 per basic (and $0.30 diluted) common share, for the corresponding 2015 period.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company’s common stock.  The record date for the dividend will be November 4, 2016 and the payment date will be November 18, 2016.

“I am pleased to report another successful quarter for Oritani,” said Kevin J. Lynch, the Company’s Chairman, President and CEO.  “I was particularly satisfied with the strong results of our deposit initiatives.  Our deposits totals, excluding brokered deposits, grew 5.3% for the quarter.  This represents an annualized growth rate of 21.1%.  Brokered deposits continue to contribute to our overall deposit growth and our loan to deposit ratio decreased to 129% at September 30 from 139% at June 30.” Mr. Lynch continued: “In addition, despite the relatively flat treasury curve, we were able to expand net interest income by over $1.1 million versus the comparable 2015 quarter.”

Comparison of Operating Results

Net Income

Net income decreased $2.0 million to $10.6 million for the quarter ended September 30, 2016, from $12.6 million for the corresponding 2015 quarter.  The primary cause of the decreased net income in 2016 was due to profits on the sale of real estate joint ventures in 2015.  The Company realized pretax gains of $4.3 million on the sales of real estate joint ventures in the 2015 period that were not replicated in the 2016 period.  The impact was partially offset by increased net interest income in the 2016 period.  Our annualized return on average assets was 1.14% for the quarter ended September 30, 2016, and 1.51% for the quarter ended September 30, 2015.

Interest Income

The components of interest income changed as follows:	Three Months Ended September 30,				Increase / (decrease)
	2016		2015			Average
	Income	Yield	Income	Yield	Income	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$31,973	4.06%	$30,789	4.46%	$1,184	$392,169	(0.40)%
Dividends on FHLB stock	457	5.51%	401	4.24%	56	(4,703)	1.27%
Interest on securities AFS	826	1.98%	1,203	1.91%	(377)	(84,586)	0.07%
Interest on securities HTM	803	1.87%	571	2.05%	232	60,225	(0.18)%
Interest on federal funds sold
and short term investments	1	0.50%	1	0.25%	-	(816)	0.25%
Total interest income	$34,060	3.87%	$32,965	4.17%	$1,095	$362,289	(0.30)%

The Company’s primary strategic business objective remains the organic growth of multifamily and commercial real estate loans.  The average balance of the loan portfolio increased $392.2 million, or 14.2%, for the three months ended September 30, 2016 versus the comparable 2015 period.  On a linked quarter basis (September 30, 2016 versus June 30, 2016), the annualized growth rates of the portfolio were 12.0%  and 9.9%, when measured based on average and period end balances, respectively.  Loan originations and purchases totaled $152.6 million and $26.7 million, respectively, for the three months ended September 30, 2016 and loan principal payments totaled $102.6 million over that same period.  For the comparable 2015 period, loan originations and loan principal payments totaled $114.6 million and $106.9 million, respectively.  There were no loan purchases in the 2015 period.  The Company continues to limit the origination of loans with fixed rate periods greater than 5 years and also continues to utilize the elevated underwriting standards regarding certain aspects of commercial real estate lending implemented in the first calendar quarter of 2016.

The yield on the loan portfolio decreased 40 basis points for the quarter ended September 30, 2016 versus the comparable 2015 period.  On a linked quarter basis (September 30, 2016 versus June 30, 2016), the yield on the loan portfolio decreased 18 basis points.  Decreases in the level of prepayment income impacted these results.  Exclusive of prepayment penalties, the yield on the loan portfolio decreased 26 basis points versus the quarter ended September 30, 2015 and decreased 6 basis points on a linked quarter basis.  The decreases continue a trend of decreased yield on loans.  The primary causes of the decreases have been discussed in previous releases.  Prepayment penalties totaled $631,000, $1.5 million and $1.6 million for the quarters ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.  Prepayment penalty income boosted annualized loan yield by 8, 20 and 23 basis points for the quarters ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

The average balance of securities available for sale decreased $84.6 million for the three months ended September 30, 2016 versus the comparable 2015 period, while the average balance of securities held to maturity increased $60.2 million over the same period.  The Company has been classifying the majority of new purchases as held to maturity.

Interest Expense

The components of interest expense changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2016		2015			Average
	Expense	Cost	Expense	Cost	Expense	Balance	Cost
	(Dollars in thousands)
Savings deposits	$96	0.23%	$95	0.24%	$1	$8,076	(0.01)%
Money market	1,885	1.06%	839	0.54%	1,046	94,738	0.52%
Checking accounts	548	0.40%	396	0.36%	152	114,424	0.04%
Time deposits	3,210	1.32%	2,332	1.19%	878	190,689	0.13%
Total deposits	5,739	0.95%	3,662	0.73%	2,077	407,927	0.22%
Borrowings	3,021	1.79%	5,154	2.74%	(2,133)	(77,167)	(0.95)%
Total interest expense	$8,760	1.14%	$8,816	1.28%	$(56)	$330,760	(0.14)%

Strong deposit growth remains a strategic objective of the Company.  As detailed above, the average balance of deposits increased $407.9 million, or 20.4%, for the quarter ended September 30, 2016 versus the comparable 2015 period.  Growth was particularly strong when measured on a linked quarter comparison basis.  The average balance of deposits increased $175.9 million, representing quarterly growth of 7.9% and annualized growth of 31.6%, for the quarter ended September 30, 2016 versus the quarter ended June 30, 2016.  A portion of the growth achieved in the September 2016 quarter is attributable to increases in brokered deposits.  The average balance of brokered deposits increased $71.0 million and $87.6 million versus the quarters ended June 30, 2016 and September 30, 2015, respectively.  The overall cost of deposits increased 22 basis points for the quarter ended September 30, 2016 versus the comparable 2015 period, and 3 basis points on a linked quarter comparison basis.  The increased cost is primarily attributable to the costs of interest rate swaps that are being reflected as interest expense on money market accounts.  The situation occurred as a result of two balance sheet restructures that are discussed in detail in the Company’s Form 10-Q for the quarterly period ended December 31, 2015, and the Company’s Form 10-K for the annual period ended June 30, 2016.  The increased cost of the money market accounts is partially offset by the decrease in cost of borrowings.

As detailed in the table above, the average balance of borrowings decreased $77.2 million for the three months ended September 30, 2016 versus the comparable 2015 period, while the cost decreased 95 basis points.  The increase in the average balance of deposits allowed the Company to reduce borrowings while still funding growth.  The cost of borrowings was also affected by the balance sheet restructures referenced above.  On a linked quarter basis, the average balance of borrowings decreased $123.0 million and the cost of borrowings decreased 12 basis points.

Net Interest Income Before Provision for Loan Losses

Net interest income increased by $1.2 million to $25.3 million for the three months ended September 30, 2016, from $24.1 million for the three months ended September 30, 2015.  The Company’s net interest income, spread and margin over the period are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties *
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
September 30, 2016	$25,300	2.73%	2.87%	$24,669	2.65%	2.80%
June 30, 2016	25,707	2.82%	2.97%	24,169	2.64%	2.79%
March 31, 2016	25,151	2.86%	3.01%	24,154	2.74%	2.89%
December 31, 2015	25,294	2.99%	3.14%	23,744	2.79%	2.95%
September 30, 2015	24,149	2.89%	3.05%	22,567	2.69%	2.85%
* - Prepayment penalties on loans are excluded.

The Company’s spread and margin have been significantly impacted by prepayment penalties.  The chart above details results with and without the impact of prepayment penalties.  While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected.

The Company’s spread and margin remain under pressure due to several factors.  These factors were discussed in the Company’s Form 10-Q for the quarterly period ended December 31, 2015, and in other prior public releases.  Despite the spread and margin compression, the Company’s net interest income excluding prepayment penalties has been expanding.  The Company undertook the balance sheet restructures referenced above, in part, to counter some of the spread and margin compression that is occurring.  The benefits of the balance sheet restructures can be seen most prominently in the results (excluding prepayment penalties) for the quarters December 31, 2015 and September 30, 2016.  The results for the quarter ended September 30, 2016 show expansion of the spread and margin by one basis point versus the quarter ended June 30, 2016.  The positive impact of the balance sheet restructure that is discussed in the Company’s Form 10-K for the annual period ended June 30, 2016, was almost fully offset by the compression that occurred over the September 30, 2016 quarter.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days.  The total of such income reversed was $119,000 for the three months ended September 30, 2016 and $177,000 for the three months ended September 30, 2015.

Provision for Loan Losses

The Company recorded no provision for loan losses for both the three months ended September 30, 2016 and the three months ended September 30, 2015.  A rollforward of the allowance for loan losses for the three months ended September 30, 2016 and 2015 is presented below:

	Three months ended
	Sept. 30,
	2016	2015
	(Dollars in thousands)
Balance at beginning of period	$29,951	$30,889
Provisions charged to operations	-	-
Recoveries of loans previously charged off	2	-
Loans charged off	75	255
Balance at end of period	$29,878	$30,634

Allowance for loan losses to total loans	0.92%	1.09%
Net charge-offs (annualized) to average
loans outstanding	-%	-%

Delinquency and non performing asset information is provided below:

	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$1,686	$8,912	$2,930	$6,320	$8,188
60 - 89 days past due	1,060	1,698	1,184	404	190
Nonaccrual	10,537	9,968	9,989	10,880	10,879
Total	$13,283	$20,578	$14,103	$17,604	$19,257

Non Performing Asset Totals
Nonaccrual loans, per above	$10,537	$9,968	$9,989	$10,880	$10,879
Real Estate Owned	449	487	487	487	2,926
Total	$10,986	$10,455	$10,476	$11,367	$13,805

Nonaccrual loans to total loans	0.32%	0.31%	0.33%	0.37%	0.39%
Delinquent loans to total loans	0.41%	0.65%	0.46%	0.60%	0.69%
Non performing assets to total assets	0.29%	0.28%	0.29%	0.32%	0.41%

Delinquent loan and non performing asset totals continue to illustrate minimal credit issues at the Company.  Further, of the $10.5 million in loans classified as nonaccrual at September 30, 2016, $6.7 million were current.

Other Income

Other income decreased $4.7 million to $1.3 million for the three months ended September 30, 2016, from $6.0 million for the three months ended September 30, 2015.  In the 2015 period, the Company sold three of its investments in real estate joint ventures and the total pretax gain was $4.3 million.  There were no comparable sales in the 2016 period.  See additional information under “Comparison of Financial Condition at September 30, 2016 and June 30, 2016,” regarding the sales of investments in real estate joint ventures and real estate held for investment.  Net income from investments in real estate joint ventures and income from real estate operations, net, decreased by a combined $326,000 for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015.  Earnings from these two categories have decreased as the Company has disposed of the majority of such properties.

Other Expenses

Other expenses decreased $469,000 to $10.3 million for the three months ended September 30, 2016, from $10.7 million for the three months ended September 30, 2015.  Compensation, payroll taxes and fringe benefits decreased $345,000 to $7.4 million for the three months ended September 30, 2016, from $7.7 million for the three months ended September 30, 2015.  The cost for the majority of the stock awards and stock options granted in conjunction with the Company’s 2011 Equity Plan fully amortized in August 2016.  The 2015 period included the amortization expense related to these plans for a full quarter while the 2016 period only had half of such expenses.  This situation reduced expenses in the 2016 period by $735,000.  After adjusting for this situation, expenses increased $390,000.  The increase was primarily due to increases in direct compensation, due to additional staffing and salary adjustments and increases in the cost of a nonqualified benefit plan.  Real estate owned operations decreased $275,000 to $55,000 for the three months ended September 30, 2016, from $330,000 for the three months ended September 30, 2015. The majority of the decrease was due to a valuation adjustment made on a property in the 2015 period.  In addition, the lower level of REO assets has also decreased the cost of REO operations in the 2016 period.

Income Tax Expense

Income tax expense for the three months ended September 30, 2016 was $5.7 million on pre-tax income of $16.3 million, resulting in an effective tax rate of 34.9%.  Income tax expense for the three months ended September 30, 2015 was $6.8 million on pre-tax income of $19.4 million, resulting in an effective tax rate of 35.0%.  The Company’s effective rate in both periods was positively affected by the adoption of Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation,” as well as Accounting Standards Update (“ASU”) 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplified certain aspects of accounting for share-based compensation.

Comparison of Financial Condition at September 30, 2016 and June 30, 2016

Total Assets.  Total assets increased $125.3 million to $3.79 billion at September 30, 2016, from $3.67 billion at June 30, 2016.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $8.7 million to $25.3 million at September 30, 2016, from $16.6 million at June 30, 2016.

Net Loans.  Loans, net increased $77.1 million, or 2.5%, to $3.21 billion at September 30, 2016, from $3.13 billion at June 30, 2016.  The annualized growth rate was 9.9%.  See “Interest Income” for discussion regarding loans balances.

Securities available for sale.  Securities AFS increased $34.4 million to $176.3 million at September 30, 2016, from $141.9 million at June 30, 2016.  Although the Company had been classifying the majority of new purchases as held to maturity, $46.0 million of adjustable rate mortgage backed securities were purchased that were classified as AFS.

Securities held to maturity.  Securities HTM increased $9.7 million to $177.8 million at September 30, 2016, from $168.1 million at June 30, 2016.

Investments in Real Estate Joint Ventures, Net and Real Estate Held for Investment.  The Company previously announced its intention to investigate the sale of the properties and interests in these portfolios.  As of September 30, 2016, all but one such property had been sold and closed.  This remaining property is being marketed, and significant progress regarding disposition of the property has been attained.  Management will provide additional updates as greater certainty regarding the results of the marketing efforts are realized.

Federal Home Loan Bank of New York (“FHLB”) stock.  FHLB stock decreased $5.1 million to $32.9 million at September 30, 2016, from $38.0 million at June 30, 2016.  FHLB stock holdings are required depending on several factors, including the level of borrowings with the FHLB.  As FHLB borrowings decreased over the quarter, excess FHLB stock was redeemed.

Deposits.  Deposits increased $236.3 million to $2.50 billion at September 30, 2016, from $2.26 billion at June 30, 2016.  See “Interest Expense” for discussion regarding deposit balances.

Borrowings.  Borrowings decreased $114.0 million to $667.6 million at September 30, 2016, from $781.6 million at June 30, 2016.  See “Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity.  Stockholders’ equity increased $4.5 million to $539.7 million at September 30, 2016, from $535.2 million at June 30, 2016.  The increase was primarily due to net income and the net impact of the amortization of stock based compensation plans, partially offset by dividends and repurchases.  During the September 30, 2016 quarter, 94,953 shares of stock were repurchased at a total cost of $1.5 million and an average cost of $15.88 per share.  The shares repurchased were shares redeemed by employees, in lieu of payroll taxes due, in conjunction with the vesting of stock awards from the 2011 Equity Plan.  Based on our September 30, 2016 closing price of $15.72 per share, the Company stock was trading at 131.6% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers.  The Bank currently operates its main office and 25 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic.  For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	June 30,
Assets	2016	2016
	(unaudited)	(audited)
Cash on hand and in banks	$25,079	$16,243
Federal funds sold and short term investments	182	328
Cash and cash equivalents	25,261	16,571

Loans, net	3,209,103	3,131,957
Securities available for sale, at fair value	176,261	141,850
Securities held to maturity,
fair value of $179,774 and $170,706, respectively.	177,849	168,107
Bank Owned Life Insurance (at cash surrender value)	94,007	93,327
Federal Home Loan Bank of New York stock ("FHLB"), at cost	32,881	38,003
Accrued interest receivable	9,990	9,943
Investments in real estate joint ventures, net	4,213	4,307
Real estate owned	449	487
Office properties and equipment, net	14,095	14,338
Deferred tax assets	46,550	47,360
Other assets	3,983	3,088
Total Assets	$3,794,642	$3,669,338

Liabilities
Deposits	$2,496,280	$2,260,003
Borrowings	667,592	781,623
Advance payments by borrowers for taxes and
insurance	20,960	21,415
Official checks outstanding	3,400	3,084
Other liabilities	66,752	68,013
Total liabilities	3,254,984	3,134,138

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued; 45,188,139 shares outstanding at
September 30, 2016 and 45,247,420 shares outstanding at
June 30, 2016.	562	562
Additional paid-in capital	510,548	513,177
Unallocated common stock held by the employee stock
ownership plan	(20,142)	(20,481)
Restricted Stock Awards	(480)	(4,242)
Treasury stock, at cost; 11,056,926 shares at September 30, 2016 and
10,997,645 shares at June 30, 2016.	(147,207)	(146,173)
Retained income	205,469	202,429
Accumulated other comprehensive loss, net of tax	(9,092)	(10,072)
Total stockholders' equity	539,658	535,200

Total Liabilities and Stockholders' Equity	$3,794,642	$3,669,338

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three Months Ended September 30, 2016 and 2015
(In thousands, except share data)

	Three months ended
	September 30,
	2016	2015
	unaudited
Interest income:
Mortgage loans	$31,973	$30,789
Dividends on FHLB stock	457	401
Securities available for sale	826	1,203
Securities held to maturity	803	571
Federal funds sold and short term investments	1	1
Total interest income	34,060	32,965

Interest expense:
Deposits	5,739	3,662
Borrowings	3,021	5,154
Total interest expense	8,760	8,816

Net interest income before provision for loan losses	25,300	24,149

Provision for loan losses	—	—
Net interest income after provision for loan losses	25,300	24,149

Other income:
Service charges	182	258
Real estate operations, net	—	235
Net income from investments in real estate joint ventures	316	407
Bank-owned life insurance	679	696
Net gain on sale of assets	—	4,312
Other income	81	77
Total other income	1,258	5,985

Other expenses:
Compensation, payroll taxes and fringe benefits	7,358	7,703
Advertising	90	90
Office occupancy and equipment expense	800	718
Data processing service fees	544	518
Federal insurance premiums	450	399
Real estate owned operations	55	330
Other expenses	971	979
Total other expenses	10,268	10,737

Income before income tax expense	16,290	19,397
Income tax expense	5,679	6,782
Net income	$10,611	$12,615

Income per basic common share	$0.25	$0.31
Income per diluted common share	$0.24	$0.30

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400